Exhibit 99.1
BellRing Brands Reports Results for the Fourth Quarter and Fiscal Year 2023
St. Louis - November 20, 2023 - BellRing Brands, Inc. (NYSE:BRBR) (“BellRing”), a holding company operating in the global convenient nutrition category, today reported results for the fourth fiscal quarter and fiscal year ended September 30, 2023.
Highlights:
•Fourth quarter net sales of $472.6 million, operating profit of $78.1 million, net earnings of $46.1 million and Adjusted EBITDA* of $98.5 million
•Fiscal year net sales of $1,666.8 million, operating profit of $287.3 million, net earnings of $165.5 million and Adjusted EBITDA* of $338.3 million
•Generated $215.6 million in cash from operations in fiscal year 2023
•Fiscal year 2024 net sales and Adjusted EBITDA* expected to range between $1.83-$1.91 billion and $360-$390 million, respectively
*Adjusted EBITDA is a non-GAAP measure. For additional information regarding non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” later in this release. BellRing provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including the adjustments described under “Outlook” later in this release.
“We finished the year strong, with our results coming in at the high end of our expectations. Premier Protein consumption accelerated, lifted by meaningful distribution gains, incremental promotional activity and continued excitement around our shake flavors. In addition to seeing strong market share gains, Premier Protein significantly grew household penetration. Dymatize also experienced robust consumption growth, benefiting from new households and distribution gains,” said Darcy H. Davenport, President and Chief Executive Officer of BellRing. “Our momentum remains high on both brands with the convenient nutrition category providing strong tailwinds. Our shake capacity expansion is on track and the long-term prospects for our company and our brands remain bright.”
Dollar consumption of Premier Protein ready-to-drink (“RTD”) shakes and Dymatize powder products increased 36.1% and 38.4%, respectively, in the 13-week period ended October 1, 2023, as compared to the same period in 2022 (inclusive of Circana United States (“U.S.”) Multi Outlet including Convenience and management estimates of untracked channels).
Fourth Quarter Operating Results
Net sales were $472.6 million, an increase of 24.6%, or $93.4 million, compared to the prior year period, driven by 19.4% increase in volume and 5.2% improvement in price/mix.
Premier Protein net sales increased 30.2%, driven by 21.0% increase in volume and 9.2% improvement in price/mix. Premier Protein RTD shake net sales increased 28.9%, driven by 21.2% increase in volume and 7.7% improvement in price/mix. Higher RTD shake production, which enabled planned incremental promotional activity, along with the reintroduction of certain shake flavors and RTD category growth drove volume gains. Additionally, net sales benefited from higher average net selling prices driven by price increases to offset cost inflation.
Dymatize net sales decreased 0.9%, driven by 0.7% decrease in volume primarily from lapping a trade inventory build in the international and specialty channels in the prior year period. This headwind offset strong volume growth from distribution gains and organic growth.
Gross profit was $155.3 million, or 32.9% of net sales, an increase of 27.0%, or $33.0 million, compared to $122.3 million, or 32.3% of net sales, in the prior year period. The higher gross profit margin was driven by improved pricing that mitigated input cost inflation, which was partially offset by incremental promotional activity.
Selling, general and administrative (“SG&A”) expenses were $65.2 million, or 13.8% of net sales, an increase of $9.0 million compared to $56.2 million, or 14.8% of net sales, in the prior year period. SG&A expenses included a $5.0 million and $8.0 million provision for legal matters in the fourth quarter of 2023 and 2022, respectively, which was treated as an adjustment for non-GAAP measures. SG&A expenses in the fourth quarter of 2023 included higher marketing and consumer advertising expenses of $3.2 million and higher distribution and warehousing expenses on higher volumes.
Operating profit was $78.1 million, an increase of 27.8%, or $17.0 million, compared to $61.1 million in the prior year period, and was negatively impacted by $7.1 million of accelerated amortization, which is discussed later in this release and was treated as an adjustment for non-GAAP measures.
Net earnings available to common stockholders were $46.1 million, an increase of 36.8%, or $12.4 million, compared to $33.7 million in the prior year period. Net earnings per diluted share of common stock were $0.35, compared to $0.25 in the prior year period. Adjusted net earnings available to common stockholders* were $54.7 million, or $0.41 per diluted share of common stock*, compared to $41.8 million, or $0.31 per diluted share of common stock*, in the prior year period.
Adjusted EBITDA* was $98.5 million, an increase of 23.3%, or $18.6 million, compared to $79.9 million in the prior year period.
*Adjusted net earnings available to common stockholders, Adjusted diluted earnings per share of common stock and Adjusted EBITDA are non-GAAP measures. For additional information regarding non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” later in this release.
Fiscal Year 2023 Operating Results
Net sales were $1,666.8 million, an increase of 21.5%, or $295.3 million, compared to the prior year, driven by 12.2% improvement in price/mix and 9.3% increase in volume. Premier Protein net sales increased 24.8%, driven by 14.1% improvement in price/mix and 10.7% increase in volume. Dymatize net sales increased 10.8%, driven by 7.0% improvement in price/mix and 3.8% increase in volume.
Gross profit was $530.2 million, or 31.8% of net sales, an increase of 25.7%, or $108.4 million, compared to $421.8 million, or 30.8% of net sales, in the prior year. The higher gross profit margin was driven by pricing actions that mitigated significant input cost inflation and favorable freight rates.
SG&A expenses were $216.3 million, or 13.0% of net sales, an increase of $26.6 million compared to $189.7 million, or 13.8% of net sales, in the prior year. SG&A expenses included $0.7 million and $14.5 million in the twelve months ended September 30, 2023 and 2022, respectively, of costs incurred in connection with BellRing’s separation from Post Holdings, Inc. (“Post”). SG&A expenses included a $5.0 million and $8.0 million provision for legal matters in the twelve months ended September 30, 2023 and 2022, respectively. The separation costs and provision for legal matters were treated as adjustments for non-GAAP measures. SG&A expenses in the twelve months ended September 30, 2023 included higher marketing and consumer advertising expenses of $18.3 million.
Operating profit was $287.3 million, an increase of 35.3%, or $74.9 million, compared to $212.4 million in the prior year, and was negatively impacted by $7.1 million of accelerated amortization, which is discussed later in this release and was treated as an adjustment for non-GAAP measures.
Net earnings available to common stockholders were $165.5 million, an increase of 101.1%, or $83.2 million, compared to $82.3 million in the prior year. Net earnings available to common stockholders in the prior year included loss on extinguishment of debt, net of $17.6 million, which is discussed later in this release and was treated as an adjustment for non-GAAP measures, and excluded $33.7 million of net earnings attributable to the Company’s redeemable noncontrolling interest (the “NCI”). Net earnings per diluted share of common stock were $1.23, compared to $0.88 in the prior year. Adjusted net earnings available to common stockholders* were $177.2 million, or $1.32 per diluted share of common stock*, compared to $108.9 million, or $1.16 per diluted share of common stock*, in the prior year. Diluted weighted-average shares of common stock outstanding were 134.1 million, compared to 93.8 million in the prior year, with the increase driven by the Spin-off (see definition below).
Adjusted EBITDA* was $338.3 million, an increase of 24.6%, or $66.9 million, compared to $271.4 million in the prior year. Adjusted EBITDA in the prior year included an adjustment for the portion of BellRing Brands, LLC’s (“BellRing LLC”) consolidated net earnings which was allocated to the NCI in the period prior to Post’s distribution to its shareholders of 80.1% of Post’s interest in BellRing (the “Distribution” and, together with the transactions related thereto, the “Spin-off”), resulting in the calculation of Adjusted EBITDA including 100% of BellRing.
*Adjusted net earnings available to common stockholders, Adjusted diluted earnings per share of common stock and Adjusted EBITDA are non-GAAP measures. For additional information regarding non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” later in this release.

Interest, Loss on Extinguishment of Debt and Income Tax
Interest expense, net was $16.1 million and $16.4 million in the fourth quarter of 2023 and 2022, respectively. Interest expense, net was $66.9 million and $49.2 million in the twelve months ended September 30, 2023 and 2022, respectively, with the increase driven by an increase in (i) the average aggregate principal amount of debt outstanding, primarily resulting from the effect of the Spin-off transaction, and (ii) the weighted-average interest rate.
Loss on extinguishment of debt, net of $17.6 million was recorded in the twelve months ended September 30, 2022 in connection with BellRing LLC’s repayment of the entire principal amount of its term loan and termination of its prior credit agreement.
Income tax expense was $15.9 million in the fourth quarter of 2023, an effective income tax rate of 25.6%, compared to $11.0 million in the fourth quarter of 2022, an effective income tax rate of 24.6%. Income tax expense was $54.9 million in the twelve months ended September 30, 2023, an effective income tax rate of 24.9%, compared to $29.6 million in the twelve months ended September 30, 2022, an effective income tax rate of 20.3%. The increase in the effective income tax rate in the twelve months ended September 30, 2023 when compared to the prior year period was driven by the inclusion of 100% of the income, gain, loss and deduction of BellRing LLC in the periods subsequent to the Spin-off, partially offset by higher separation-related expenses incurred in connection with the Spin-off in the prior year that were treated as non-deductible.
Discontinuance of the PowerBar business in North America
During the fourth quarter of 2023, BellRing management approved a plan to discontinue its PowerBar business in North America, which generated net sales of $7.7 million in fiscal year 2023. In connection with this discontinuance, BellRing incurred $7.1 million of accelerated amortization in the three and twelve months ended September 30, 2023, which was treated as an adjustment for non-GAAP measures. BellRing expects to fully amortize the intangible assets associated with the PowerBar North American business by December 31, 2023 and, as a result, expects to record $17.4 million of accelerated amortization in its first quarter of 2024. BellRing’s international PowerBar business is unaffected by BellRing’s plan to discontinue its North American PowerBar business.
Debt Repayments
During the fourth quarter of 2023, BellRing repaid $54.0 million of borrowings under its revolving credit facility. Subsequent to the end of the fourth quarter of 2023, BellRing repaid an additional $25.0 million of borrowings under its revolving credit facility, bringing the outstanding principal balance on the revolving credit facility to zero.
Share Repurchases
During the fourth quarter of 2023, BellRing repurchased 0.2 million shares for $7.9 million at an average price of $39.20 per share. During the twelve months ended September 30, 2023, BellRing repurchased 4.2 million shares for $125.4 million at an average price of $29.56 per share. As of September 30, 2023, BellRing had $23.1 million remaining under its share repurchase authorization.
Basis of Presentation
On March 10, 2022, Post’s distribution to its shareholders of 80.1% of its interest in BellRing was completed. From October 21, 2019 through March 10, 2022, BellRing allocated a portion of the consolidated net earnings of BellRing LLC to the NCI, reflecting the entitlement of Post to a portion of the consolidated net earnings. Subsequent to the Spin-off, any remaining ownership of BellRing by Post did not represent a NCI to BellRing LLC. On November 25, 2022, Post disposed of its remaining ownership in BellRing and, as a result, no longer had ownership of any shares of BellRing’s common stock.
Outlook
For fiscal year 2024, BellRing management expects net sales to range between $1.83-$1.91 billion and Adjusted EBITDA to range between $360-$390 million (resulting in net sales and Adjusted EBITDA growth of 10%-15% and 6%-15%, respectively, over fiscal year 2023). BellRing management expects fiscal year 2024 capital expenditures of approximately $2 million.
BellRing provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for mark-to-market adjustments on commodity hedges and other charges reflected in BellRing’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding BellRing’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”

Use of Non-GAAP Measures
BellRing uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted net earnings available to common stockholders, Adjusted diluted earnings per share of common stock and Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA, as key metrics in the evaluation of underlying company performance, in making financial, operating and planning decisions and, in part, in the determination of bonuses for its executive officers and employees. Additionally, BellRing is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of BellRing and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding BellRing’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” later in this release.
Conference Call to Discuss Earnings Results and Outlook
BellRing will host a conference call on Tuesday, November 21, 2023 at 9:00 a.m. EST to discuss financial results for the fourth quarter and fiscal year 2023 and fiscal year 2024 outlook and to respond to questions. Darcy H. Davenport, President and Chief Executive Officer, and Paul A. Rode, Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by registering in advance at the following link: BellRing Q4 2023 Earnings Conference Call. Upon registration, participants will receive a dial-in number and a unique passcode to access the conference call. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of BellRing’s website at www.bellring.com. A slide presentation containing supplemental material will also be available at the same location on BellRing’s website. A webcast replay also will be available for a limited period on BellRing’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what BellRing’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecasted. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on BellRing’s conference call are forward-looking statements, including BellRing’s net sales and Adjusted EBITDA and capital expenditures outlook for fiscal year 2024. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:
•BellRing’s dependence on sales from its RTD protein shakes;
•BellRing’s ability to continue to compete in its product categories and its ability to retain its market position and favorable perceptions of its brands;
•disruptions or inefficiencies in BellRing’s supply chain, including as a result of BellRing’s reliance on third-party suppliers or manufacturers for the manufacturing of many of its products, pandemics (including a resurgence of COVID-19 and/or variants) and other outbreaks of contagious diseases, labor shortages, fires and evacuations related thereto, changes in weather conditions, natural disasters, agricultural diseases and pests and other events beyond BellRing’s control;
•BellRing’s dependence on a limited number of third-party contract manufacturers for the manufacturing of most of its products, including one manufacturer for the majority of its RTD protein shakes;

•the ability of BellRing’s third-party contract manufacturers to produce an amount of BellRing’s products that enables BellRing to meet customer and consumer demand for the products;
•BellRing’s reliance on a limited number of third-party suppliers to provide certain ingredients and packaging;
•significant volatility in the cost or availability of inputs to BellRing’s business (including freight, raw materials, packaging, energy, labor and other supplies);
•BellRing’s ability to anticipate and respond to changes in consumer and customer preferences and behaviors and introduce new products;
•consolidation in BellRing’s distribution channels;
•BellRing’s ability to expand existing market penetration and enter into new markets;
•the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;
•legal and regulatory factors, such as compliance with existing laws and regulations, as well as new laws and regulations and changes to existing laws and regulations and interpretations thereof, affecting BellRing’s business, including current and future laws and regulations regarding food safety, advertising, labeling, tax matters and environmental matters;
•fluctuations in BellRing’s business due to changes in its promotional activities and seasonality;
•BellRing’s ability to maintain the net selling prices of its products and manage promotional activities with respect to its products;
•BellRing’s ability to obtain additional financing (including both secured and unsecured debt) and its ability to service its outstanding debt (including covenants that restrict the operation of its business);
•the accuracy of BellRing’s market data and attributes and related information;
•changes in critical accounting estimates;
•uncertain or unfavorable economic conditions that limit customer and consumer demand for BellRing’s products or increase its costs;
•risks related to BellRing’s ongoing relationship with Post following BellRing’s separation from Post and the Spin-off, including BellRing’s obligations under various agreements with Post;
•conflicting interests or the appearance of conflicting interests resulting from certain of BellRing’s directors also serving as officers or directors of Post;
•risks related to the previously completed Spin-off, including BellRing’s inability to take certain actions because such actions could jeopardize the tax-free status of the Spin-off and BellRing’s possible responsibility for U.S. federal tax liabilities related to the Spin-off;
•the ultimate impact litigation or other regulatory matters may have on BellRing;
•risks associated with BellRing’s international business;
•BellRing’s ability to protect its intellectual property and other assets and to continue to use third-party intellectual property subject to intellectual property licenses;
•costs, business disruptions and reputational damage associated with technology failures, cybersecurity incidents and corruption of BellRing’s data privacy protections;
•impairment in the carrying value of goodwill or other intangible assets;
•BellRing’s ability to identify, complete and integrate or otherwise effectively execute acquisitions or other strategic transactions and effectively manage its growth;
•BellRing’s ability to hire and retain talented personnel, employee absenteeism, labor strikes, work stoppages or unionization efforts;
•BellRing’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;
•significant differences in BellRing’s actual operating results from any guidance BellRing may give regarding its performance; and
•other risks and uncertainties described in BellRing’s filings with the Securities and Exchange Commission.
These forward-looking statements represent BellRing’s judgment as of the date of this release. BellRing disclaims, however, any intent or obligation to update these forward-looking statements.
About BellRing Brands, Inc.
BellRing Brands, Inc. is a rapidly growing leader in the global convenient nutrition category offering ready-to-drink shake and powder protein products. Its primary brands, Premier Protein® and Dymatize®, appeal to a broad range of consumers and are distributed across a diverse network of channels including club, food, drug, mass, eCommerce, specialty and convenience. BellRing’s commitment to consumers is to strive to make highly effective products that deliver best-in-class nutritionals and superior taste. For more information, visit www.bellring.com.

Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@bellringbrands.com
(415) 814-9388

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except for per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022
Net Sales	$472.6	$379.2	$1,666.8	$1,371.5
Cost of goods sold	317.3	256.9	1,136.6	949.7
Gross Profit	155.3	122.3	530.2	421.8
Selling, general and administrative expenses	65.2	56.2	216.3	189.7
Amortization of intangible assets	12.0	5.0	26.6	19.7
Operating Profit	78.1	61.1	287.3	212.4
Interest expense, net	16.1	16.4	66.9	49.2
Loss on extinguishment of debt, net	—	—	—	17.6
Earnings before Income Taxes	62.0	44.7	220.4	145.6
Income tax expense	15.9	11.0	54.9	29.6
Net Earnings Including Redeemable Noncontrolling Interest	46.1	33.7	165.5	116.0
Less: Net earnings attributable to redeemable noncontrolling interest	—	—	—	33.7
Net Earnings Available to Common Stockholders	$46.1	$33.7	$165.5	$82.3

Earnings per share of Common Stock:
Basic	$0.35	$0.25	$1.24	$0.88
Diluted	$0.35	$0.25	$1.23	$0.88

Weighted-Average shares of Common Stock Outstanding:
Basic	131.4	135.7	133.0	93.5
Diluted	132.9	136.1	134.1	93.8

CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	September 30, 2023	September 30, 2022

ASSETS
Current Assets
Cash and cash equivalents	$48.4	$35.8
Receivables, net	168.2	173.3
Inventories	194.3	199.8
Prepaid expenses and other current assets	13.3	12.4
Total Current Assets	424.2	421.3

Property, net	8.5	8.0
Goodwill	65.9	65.9
Intangible assets, net	176.8	203.3
Deferred income taxes	4.2	—
Other assets	12.0	8.7
Total Assets	$691.6	$707.2

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$89.0	$93.8
Other current liabilities	61.2	49.7
Total Current Liabilities	150.2	143.5

Long-term debt	856.8	929.5
Deferred income taxes	0.4	2.2
Other liabilities	7.7	8.2
Total Liabilities	1,015.1	1,083.4

Stockholders’ Deficit
Common stock	1.4	1.4
Additional paid-in capital	19.3	7.0
Accumulated deficit	(190.1)	(355.6)
Accumulated other comprehensive loss	(3.1)	(4.3)
Treasury stock, at cost	(151.0)	(24.7)
Total Stockholders’ Deficit	(323.5)	(376.2)
Total Liabilities and Stockholders’ Deficit	$691.6	$707.2

SELECTED CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(in millions)

	Twelve Months Ended September 30,
	2023	2022
Cash provided by (used in):
Operating activities	$215.6	$21.0
Investing activities	(1.8)	(1.8)
Financing activities	(201.7)	(135.0)
Effect of exchange rate changes on cash and cash equivalents	0.5	(1.0)
Net increase (decrease) in cash and cash equivalents	$12.6	$(116.8)

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
BellRing uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted net earnings available to common stockholders, Adjusted diluted earnings per share of common stock and Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Adjusted net earnings available to common stockholders and Adjusted diluted earnings per share of common stock
BellRing believes Adjusted net earnings available to common stockholders and Adjusted diluted earnings per share of common stock are useful to investors in evaluating BellRing’s operating performance because they exclude items that affect the comparability of BellRing’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings available to common stockholders and Adjusted diluted earnings per share of common stock are adjusted for the following items:
a.Loss on extinguishment of debt, net: BellRing has excluded losses recorded on extinguishment of debt, inclusive of the write-off of debt issuance costs and deferred financing fees and the write-off of net unamortized debt discounts, as such losses are inconsistent in amount and frequency. Additionally, BellRing believes that these losses do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
b.Separation costs: BellRing has excluded certain expenses incurred in connection with (i) Post’s distribution of 80.1% of its interest in BellRing and (ii) secondary offerings of shares of BellRing common stock previously held by Post, as the amount and frequency of such expenses are not consistent. Additionally, BellRing believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
c.Provision for legal matters: BellRing has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as BellRing believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
d.Accelerated amortization: BellRing has excluded non-cash accelerated amortization charges recorded in connection with the discontinuation of certain brands or the discontinuation of the use of certain brands in certain regions as the amount and frequency of such charges are not consistent. Additionally, BellRing believes that these charges do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
e.Mark-to-market adjustments on commodity hedges: BellRing has excluded the impact of mark-to-market adjustments on commodity hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.
f.Resolution of dispute with former contract manufacturer: BellRing has excluded certain non-cash write-offs recorded in connection with the resolution of a dispute with a former contract manufacturer as the amount and frequency of such losses are not consistent. Additionally, BellRing believes that these losses do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance to other periods.
g.Foreign currency gain/loss on intercompany loans: BellRing has excluded the impact of foreign currency fluctuations related to intercompany loans denominated in currencies other than the functional currency of the respective legal entity in evaluating BellRing’s performance to allow for more meaningful comparisons of performance to other periods.
h.Restructuring and facility closure costs, including accelerated depreciation: BellRing has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, BellRing believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
i.NCI adjustment: BellRing has included an adjustment to reflect the removal of non-GAAP adjustments which are attributable to the NCI in the periods prior to the Spin-off, as BellRing believes this adjustment contributes to a more meaningful evaluation of BellRing’s current operating performance.

j.Income tax effect on adjustments: BellRing has included the income tax impact of the non-GAAP adjustments using a rate described in the applicable footnote of the reconciliation tables, as BellRing believes that its GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.
Adjusted EBITDA
BellRing believes that Adjusted EBITDA is useful to investors in evaluating BellRing’s operating performance and liquidity because (i) BellRing believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of BellRing’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as BellRing is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management uses Adjusted EBITDA to provide forward-looking guidance and to forecast future results.
Adjusted EBITDA reflects adjustments for income tax expense, interest expense, net and depreciation and amortization including accelerated depreciation and amortization, and the following adjustments discussed above: loss on extinguishment of debt, net, separation costs, provision for legal matters, mark-to-market adjustments on commodity hedges, resolution of dispute with former contract manufacturer, foreign currency gain/loss on intercompany loans and restructuring and facility closure costs excluding accelerated depreciation. Additionally, Adjusted EBITDA reflects adjustments for the following items:
k.Stock-based compensation: BellRing’s compensation strategy includes the use of BellRing stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with BellRing’s stockholders’ investment interests. BellRing’s director compensation strategy includes an election by any director who earns retainers in which the director may elect to defer compensation granted as a director to BellRing common stock, earning a match on the deferral, both of which are stock-settled upon the director’s retirement from the BellRing board of directors. BellRing has excluded stock-based compensation as stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and does not contribute to meaningful comparisons of BellRing’s operating performance to other periods.
l.Net earnings attributable to redeemable noncontrolling interest: BellRing has included adjustments for the portion of its consolidated net earnings which were allocated to the NCI for the periods prior to the Spin-off, allowing for the calculation of Adjusted EBITDA to include 100% of BellRing as BellRing’s management evaluates BellRing’s operating performance on a basis that includes 100% of BellRing.

RECONCILIATION OF NET EARNINGS AVAILABLE TO COMMON STOCKHOLDERS
TO ADJUSTED NET EARNINGS AVAILABLE TO COMMON STOCKHOLDERS (Unaudited)
(in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022
Net Earnings Available to Common Stockholders	$46.1	$33.7	$165.5	$82.3

Adjustments:
Loss on extinguishment of debt, net	—	—	—	17.6
Separation costs	—	1.3	0.7	14.5
Provision for legal matters	5.0	8.0	5.0	8.0
Accelerated amortization	7.1	0.1	7.1	0.1
Mark-to-market adjustments on commodity hedges	(0.8)	0.3	3.1	0.5
Resolution of dispute with former contract manufacturer	—	0.1	—	2.4
Foreign currency loss (gain) on intercompany loans	—	0.3	(0.6)	1.0
Restructuring and facility closure costs, including accelerated depreciation	—	0.3	—	0.3
NCI adjustment	—	—	—	(12.5)
Total Net Adjustments	11.3	10.4	15.3	31.9
Income tax effect on adjustments (1)	(2.7)	(2.3)	(3.6)	(5.3)
Adjusted Net Earnings Available to Common Stockholders	$54.7	$41.8	$177.2	$108.9

(1) For the periods subsequent to the Spin-off (March 11, 2022 through September 30, 2022 and October 1, 2022 through September 30, 2023), income tax effect on adjustments was calculated on all items, except for separation costs, using a rate of 24.0%. For the period prior to the Spin-off (October 1, 2021 through March 10, 2022), income tax effect on adjustments was calculated on all items, except for separation costs and NCI adjustment, using a rate of 7.0%, which represents the effective income tax rate on BellRing’s distributive share from BellRing LLC. For the period prior to the Spin-off, income tax effect for NCI adjustment was calculated using a rate of 0.0%. For all periods, income tax effect for separation costs was calculated using a rate of 8.0%.

RECONCILIATION OF DILUTED EARNINGS PER SHARE OF COMMON STOCK
TO ADJUSTED DILUTED EARNINGS PER SHARE OF COMMON STOCK (Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022
Diluted Earnings per share of Common Stock	$0.35	$0.25	$1.23	$0.88

Adjustments:
Loss on extinguishment of debt, net	—	—	—	0.19
Separation costs	—	0.01	0.01	0.15
Provision for legal matters	0.04	0.06	0.04	0.08
Accelerated amortization	0.05	—	0.05	—
Mark-to-market adjustments on commodity hedges	(0.01)	—	0.02	0.01
Resolution of dispute with former contract manufacturer	—	—	—	0.03
Foreign currency loss on intercompany loans	—	—	—	0.01
NCI adjustment	—	—	—	(0.13)
Total Net Adjustments	0.08	0.07	0.12	0.34
Income tax effect on adjustments (1)	(0.02)	(0.01)	(0.03)	(0.06)
Adjusted Diluted Earnings per share of Common Stock	$0.41	$0.31	$1.32	$1.16

(1) For the periods subsequent to the Spin-off (March 11, 2022 through September 30, 2022 and October 1, 2022 through September 30, 2023), income tax effect on adjustments was calculated on all items, except for separation costs, using a rate of 24.0%. For the period prior to the Spin-off (October 1, 2021 through March 10, 2022), income tax effect on adjustments was calculated on all items, except for separation costs and NCI adjustment, using a rate of 7.0%, which represents the effective income tax rate on BellRing’s distributive share from BellRing LLC. For the period prior to the Spin-off, income tax effect for NCI adjustment was calculated using a rate of 0.0%. For all periods, income tax effect for separation costs was calculated using a rate of 8.0%.

RECONCILIATION OF NET EARNINGS AVAILABLE TO COMMON STOCKHOLDERS
TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022
Net Earnings Available to Common Stockholders	$46.1	$33.7	$165.5	$82.3
Income tax expense	15.9	11.0	54.9	29.6
Interest expense, net	16.1	16.4	66.9	49.2
Depreciation and amortization, including accelerated depreciation and amortization	12.5	5.4	28.3	21.3
Loss on extinguishment of debt, net	—	—	—	17.6
Separation costs	—	1.3	0.7	14.5
Stock-based compensation	3.7	3.1	14.5	11.0
Provision for legal matters	5.0	8.0	5.0	8.0
Mark-to-market adjustments on commodity hedges	(0.8)	0.3	3.1	0.5
Resolution of dispute with former contract manufacturer	—	0.1	—	2.4
Foreign currency loss (gain) on intercompany loans	—	0.3	(0.6)	1.0
Restructuring and facility closure costs, excluding accelerated depreciation	—	0.3	—	0.3
Net earnings attributable to redeemable noncontrolling interest	—	—	—	33.7
Adjusted EBITDA	$98.5	$79.9	$338.3	$271.4
Adjusted EBITDA as a percentage of Net Sales	20.8%	21.1%	20.3%	19.8%